UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Karp, Douglas M.
   466 Lexington Avenue
   10th Floor
   New York,, New York  10017
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   06/09/1998
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Primus Telecommunications Group, Incorporated
   PRTL
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock, par value $.01 per share     |3,875,689             |I               |See Note 1                                     |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
Continuation
Sheet
Form
3
Initial Statement of Benefical
Ownership
Item 1 - Name and Address of Reporting
Person
           Douglas M.
Karp
           466 Lexington
Avenue
           New York, New York
10017
Item 2 - Date of Event Requiring
Statement
June 9,
1998
Item 4 - Issuer Name and Ticker Symbol: Primus Telecommunications Group, Incorporated (PRTL)
Note 1 -   Warburg, Pincus Investors, L.P. owns 3,875,689 shares of Primus
Telecommunications Group, Incorporated common stock (the "Shares").
The sole general partner of Investors is Warburg, Pincus & Co., a New York general partnership ("WP"). Lionel I. Pincus is the managing partner of
WP and may be deemed to control it. E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW"), many of whose members are also general partners of WP, manages Investors. WP has a 20% interest in the profits of Investors as the general partner. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934 (the "Exchange Act"), WP may be deemed to be the beneficial owner of the Shares held by Investors. WP disclaims beneficial ownership of such Shares except to the extent of any indirect pecuniary interest therein. Mr. Karp, a director of the Issuer, is a general partner of WP and a member of EMW. As such, Mr. Karp may be deemed to have an indirect pecuniary interest
(within the meaning of Rule 16a-1 of the Exchange Act) in an indeterminate portion of the Shares beneficially owned by Investors, EMW, and WP. Mr.
Karp disclaims beneficial ownership of such Shares except to the extent of any indirect pecuniary interest therein.
SIGNATURE OF REPORTING PERSON
/s/ Douglas M. Karp
DATE
June 19, 1998